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EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of InforMedix Holdings, Inc.
Rockville, Maryland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 14, 2003 relating to the balance sheets, statements of operations, shareholders' equity (deficit) and cash flows of Hunapu Inc. for the cumulative period from January 19, 2000 to December 31, 2002 (the "Development Stage") and the years ended December 31, 2002 and 2001. We also consent to the reference to us under the caption "Experts" in the Prospectus.


New York, New York
May 28, 2004


                                              /s/ LAZAR LEVINE & FELIX LLP
                                                  LAZAR LEVINE & FELIX LLP